August 2011 Filed pursuant to Rule 433 dated August 24, 2011 relating to Preliminary Pricing Supplement No. 951 dated August 24, 2011 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014
The Buffered Performance Securities offer the opportunity to earn a return based on any positive performance of the underlying index. Unlike ordinary debt securities, the Buffered Performance Securities do not pay interest and provide for the minimum payment at maturity of only 20% to 25% of the principal at maturity.  You are fully exposed, without any buffer, to the first 10% decline in the closing value of the underlying index, but if the underlying index decline by more than 10% but no more than 30% to 35% from the initial index value, you avoid any further loss of the principal amount due to the effect of a buffer.  However, if the underlying index declines by more than 30% to 35% from the initial index value, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying index from the initial index value, plus $2.00 to $2.50.  As a result, you are fully exposed, without any buffer, to the first 10% decline in the underlying index and if the final index value declines by more than 30% to 35% from the initial index value, you could lose up to 75% to 80% of your principal. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security
Pricing date:	August , 2011
Original issue date:	August , 2011 (3 business days after the pricing date)
Maturity date:	August , 2014
Underlying index:	MSCI AC World IndexSM
Payment at maturity:	▪	If the final index value is greater than the initial index value: $10.00 + the upside payment
▪
If the final index value is equal to the initial index value or has decreased from the initial index value by an amount less than or equal to 10%: $10.00 × index performance factor. This amount will be less than or equal to $10.00 but greater than or equal to $9.00 per security.

▪
 If the final index value has decreased from the initial index value by an amount greater than 10% but less than or equal to 30% to 35% (the actual percentage will be determined on the pricing date): $9.00

▪
If the final index value has decreased from the initial index value by an amount greater than 30% to 35% (the actual percentage will be determined on the pricing date): ($10.00 × index performance factor) + minimum payment. This amount will be less, and possibly significantly less, than the $10.00 stated principal amount.  However, under no circumstances will the payment due at maturity be less than $2.00 to $2.50 per security.

Upside payment:	$10.00 × index percent increase
Minimum payment:	$2.00 to $2.50 per security. The actual minimum payment will be determined on the pricing date.
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The closing value of the underlying index on the pricing date
Final index value:	The closing price of the underlying index on the valuation date
Valuation date:	August , 2014, subject to postponement for non-index business days or certain market disruption events
Interest:	None
CUSIP:	61760P700
ISIN:	US61760P7006
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of Interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$10.00	$0.30	$9.70
Total	$	$	$

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 951 dated August 24, 2011
Prospectus Supplement dated December 23, 2008	Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

Investment Overview

The Buffered Performance Securities

The Buffered Performance Securities Based on the MSCI AC World IndexSM  due August    , 2014 (the “securities”) can be used to provide exposure to the underlying index and limited protection against further loss of principal if the value of the underlying index declines by more than 10% but no more than 30% to 35% from the initial index value.  The actual percentage will be determined on the pricing date.  You are fully exposed, without any buffer, to the first 10% decline in the underlying index and if the final index value declines by more than 30% to 35% from the initial index value, you could lose up to 75% to 80% of your principal.

Maturity:	3 years
Minimum payment at maturity:	$2.00 to $2.50 per security (20% to 25% of the stated principal amount). The actual minimum payment will be determined on the pricing date.
Coupon:	None

MSCI AC World IndexSM Overview

The MSCI AC World IndexSM is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed and emerging markets. As of August 2011, the MSCI AC World Index consisted of 45 country indices comprising 24 developed and 21 emerging market country indices. The developed market country indices included are: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. The emerging market country indices included are: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

Information as of market close on August 23, 2011:

Bloomberg Ticker Symbol:	MXWD	52 Week High (on 5/2/2011):	357.72
Current Index value:	296.83	52 Week Low (8/25/2010):	277.24
52 Weeks Ago:	282.50

MSCI AC World IndexSM Daily Closing Values January 1, 2006 to August 23, 2011

August 2011	Page 2

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

Key Investment Rationale

The securities offer investors exposure to the positive performance of the underlying index on a 1 to 1 basis.  You are fully exposed, without any buffer, to the first 10% decline in the value of the underlying index, but if the underlying index declines by more than 10% but no more than 30% to 35% from the initial index value (the actual percentage will be determined on the pricing date), you avoid any further loss of the principal amount due to the effect of a buffer.  However, if the underlying index declines by more than 30% to 35% from the initial index value, you could lose up to 75% to 80% of your principal.

Payment Scenario 1	The final index value is greater than the initial index value and, at maturity, each security redeems for the stated principal amount plus 100% of the index percent increase.

Payment Scenario 2
The final index value declines from the initial index value by an amount less than or equal to 10% and, at maturity, each security redeems for an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying index from the initial index value.

Payment Scenario 3
The final index value declines from the initial index value by an amount greater than 10% but less than or equal to 30% to 35% and, at maturity, each security redeems for $9.00, reflecting a 10% loss of principal.

Payment Scenario 4
The final index value declines from the initial index value by an amount greater than 30% to 35% and, at maturity, each security redeems for an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying index from the initial index value, plus $2.00 to $2.50 (the actual minimum payment to be determined on the pricing date).

Summary of Selected Key Risks (see page 11)

▪	75% to 80% of your principal is at risk, including from the first 10% decline in the underlying index.

▪	No interest payments.

▪	The securities will not be listed and secondary trading may be limited.

▪	Market price of the securities may be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the securities.

▪	The price of the underlying index is subject to currency exchange risk.

▪	There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

August 2011	Page 3

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, expose you to the first 10% decline in the underlying index and provide for a minimum payment of only 20% to 25% of principal at maturity, and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  The securities offer exposure to the positive performance of the underlying index on a 1 to 1 basis.  You are fully exposed, without any buffer, to the first 10% decline in the value of the underlying index, but if the underlying index declines by more than 10% but no more than 30% to 35% from the initial index value, you avoid any further loss of the principal amount due to the effect of a buffer.  However, if the underlying index declines by more than 30% to 35% from the initial index value, you could lose up to 75% to 80% of your principal.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
August , 2011	August , 2011 (3 business days after the pricing date)	August , 2014, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	MSCI AC World IndexSM
Aggregate principal amount:	$
Issue price:	$10.00 per security
Stated principal amount:	$10.00 per security
Denominations:	$10.00 per security and integral multiples thereof
Payment at maturity:	▪	If the final index value is greater than the initial index value: $10.00 + the upside payment
▪
If the final index value is equal to the initial index value or has decreased from the initial index value by an amount less than or equal to 10%: $10.00 × index performance factor. This amount will be less than or equal to $10.00 but greater than or equal to $9.00 per security.

▪
If the final index value has decreased from the initial index value by an amount greater than 10% but less than or equal to 30% to 35% (the actual percentage will be determined on the pricing date): $9.00

▪
If the final index value has decreased from the initial index value by an amount greater than 30% to 35% (the actual percentage will be determined on the pricing date): ($10.00 × index performance factor) + minimum payment. This amount will be less, and possibly significantly less, than the $10.00 stated principal amount.  However, under no circumstances will the payment due at maturity be less than $2.00 to $2.50 per security.

Upside payment:	$10.00 × index percent increase
Minimum payment:	$2.00 to $2.50 per security. The actual minimum payment will be determined on the pricing date.
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The closing price of the underlying index on the pricing date
Final index value:	The closing price of the underlying index on the valuation date
Valuation date:	August , 2014, subject to postponement for non-index business days or certain market disruption events
Interest:	None
Postponement of maturity date:
If the scheduled valuation date is not an index business or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11.

August 2011	Page 4

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61760P700
ISIN:	US61760P7006
Minimum ticketing size:	$1,000/100 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. Our counsel has not rendered an opinion as to the proper treatment of the securities for U.S. federal income tax purposes. Pursuant to the terms of each security, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange, and

▪
upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying index, in futures and options contracts on the underlying index or any component stocks of the underlying index and any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the value of the underlying index, and therefore the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Description of Securities––Use of Proceeds and

August 2011	Page 5

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

Hedging” in the accompanying preliminary pricing supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC

August 2011	Page 6

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

(“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.
Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See "Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest" and “––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2011	Page 7

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

Hypothetical Payouts on the Securities at Maturity

The following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the price of the underlying index.  The Buffer Zone illustrates the buffer effect in the event of a decline in the final index value by an amount greater than 10% but less than or equal to the hypothetical percentage of 32.5% from the initial index value.  The graph is based on the following terms:

Hypothetical percentage:	32.5%
Stated principal amount:	$10.00 per security
Hypothetical minimum payment:	$2.25 per security

Payoff Diagram

▪	Where the final index value is greater than the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $10.00 plus the upside payment.

▪
Where the final index value is equal to the initial index value or has decreased, but by an amount less than or equal to 10% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $10.00 times the index performance factor.  This amount will be less than or equal to the $10.00 stated principal amount but greater than or equal to $9.00 per security.  As a result, investors are fully exposed, without any buffer, to the first 10% decline in the underlying index.

▪
Where the final index value has decreased by an amount greater than 10% but less than or equal to the hypothetical percentage of 32.5% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $9.00 per security, representing a 10% loss of the principal amount.

▪
Where the final index value has decreased by an amount greater than the hypothetical percentage of 32.5% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to the sum of (i) $10.00 times the index performance factor and (ii) the hypothetical minimum payment of $2.25, and is consequently an amount less than the $10.00 stated principal amount of each security.  As reflected in the graph above, under no circumstances will the payment due at maturity be less than $2.25 per security.

August 2011	Page 8

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

Below are four examples illustrating how to calculate the payment at maturity based on the hypothetical values set forth above.

Example 1: The final index value is greater than the initial index value.

Hypothetical initial index value:	300
Hypothetical final index value:	315

In this example,

Index percent increase =	final index value - initial index value	= 5%
initial index value

Payment at Maturity	=	$10.00	+	($10.00	×	315 – 300)
						300

	=	$10.50

The payment at maturity per security would be $10.50, or the stated principal amount of $10.00 plus the upside payment of $0.50.

Example 2:  The final index value is equal to the initial index value or has decreased by an amount less than or equal to 10% from the initial index value.

Hypothetical initial index value:	300
Hypothetical final index value:	291

In this example,

Index percent factor =	final index value	= 97%
initial index value

Payment at Maturity	=	$10.00 ×	(291)
			300

	=	$9.70

Under the terms of the securities, investors are fully exposed, without any buffer, to the first 10% decline in the underlying index.  Since the final index value has declined by 3% (an amount less than or equal to 10%) from the initial index value, the payment at maturity per security would be the $10.00 stated principal amount times the index performance factor of 97%, or $9.70.

Example 3: The final index value has decreased by an amount greater than 10% but less than or equal to the hypothetical percentage of 32.5% from the initial index value.

Hypothetical initial index value:	300
Hypothetical final index value:	225

In this example, the final index value has declined by 25% (an amount greater than 10% but less than or equal to the hypothetical percentage of 32.5%) from the initial index value and, therefore, the payment at maturity would be $9.00 per security, representing a 10% loss of principal.

Example 4: The final index value has decreased by an amount greater than the hypothetical percentage of 32.5% from the initial index value.

Hypothetical initial index value:	300
Hypothetical final index value:	195

In this example,
Index performance factor =	final index value	= 65%
initial index value

August 2011	Page 9

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

Payment at Maturity	=	( $10.00 ×	195	) +	$2.25	=	$8.75
300

Since the final index value has declined by 35% (an amount greater than the hypothetical percentage of 32.5%) from the initial index value, the payment at maturity per security would be the sum of (i) $10.00 times the index performance factor and (ii) the hypothetical minimum payment of $2.25, or $8.75.  If the final index value declines by more than the hypothetical percentage of 32.5%, you could lose up to 77.5% of your principal.

Please review the historical performance of the underlying index in the period from January 1, 2006 through August 23, 2011 and related graph under “MSCI AC World IndexSM Overview” on page 2 and “Historical Information” on page 15.  You cannot predict the future performance of the underlying index based on its historical performance.

August 2011	Page 10

Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-10 of the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
Unlike ordinary debt securities, the securities do not pay interest or guarantee the repayment of 100% of your principal, and you are fully exposed to the first 10% decline in the value of the underlying index. The terms of the securities differ from those of ordinary debt securities in that we do not pay you interest on the securities and we provide for a minimum payment of only 20% to 25% of principal at maturity.  The securities fully expose you, without any buffer, on a 1 to 1 basis to the first 10% decline in the value of the underlying index.  If the underlying index declines in value by more than 10% but no more than 30% to 35% from the initial index value (the actual percentage will be determined on the pricing date), you avoid any further loss of the principal amount due to the effect of a buffer and receive 90% of the stated principal amount.  If the underlying index declines by more than 30% to 35% from the initial index value, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying index from the initial index value, plus the minimum payment of $2.00 to $2.50. The actual minimum payment will be determined on the pricing date.  As a result, you are fully exposed, without any buffer, to the first 10% decline in the underlying index and if the final index value declines by more than 30% to 35% from the initial index value, you could lose up to 75% to 80% of your principal.

▪
The securities will not be listed and secondary trading may be limited. The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the value and volatility (frequency and magnitude of changes in values) of the underlying index at any time,

o	interest and yield rates in the market,

o	the dividend rate on the component stocks of the underlying index,

o
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the component stocks of the underlying index or stock markets generally and that may affect the closing value of the underlying index on the valuation date,

o	the time remaining until the securities mature,

o	the exchange rates of the U.S. dollar relative to the currencies in which the stocks comprising the underlying index trade,

o	the composition of the underlying index and changes in the constituent stocks of the underlying index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the value of the underlying index at the time of sale is at or below the initial index value or if market interest rate rises.  You cannot predict the future performance of the underlying index based on its historical performance.  The final

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Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

index value may be less than the initial index value so that you will receive at maturity an amount that is less than the $10.00 stated principal amount of each security.  There can be no assurance that the final index value will increase so that you will receive at maturity an amount that is greater than the $10.00 stated principal amount for each security you hold.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the securities. MSCI Inc., which we refer to as MSCI, is responsible for calculating and maintaining the underlying index.  MSCI can add, delete or substitute the component stocks of the underlying index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.

MSCI may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the component stocks of the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for and method of calculating the underlying index last in effect prior to the discontinuance of the underlying index.

▪
The value of the underlying index is subject to currency exchange risk. Because the value of the underlying index is related to the U.S. dollar value of stocks underlying such index, holders of the securities will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the underlying index, the value of the underlying index will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in the relevant countries and the United States.

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Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the underlying index and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities. The underlying index is linked to the value of U.S. and foreign equity securities, including emerging markets equity securities.  Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  In addition, some of the stocks included in the underlying index have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value and the final index value and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payment at maturity.  See the sections of the accompanying preliminary pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks composing the underlying index and in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, could increase the

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Based on the MSCI AC World IndexSM due August    , 2014

value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing value of the underlying index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet―General Information―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered Performance Securities
Based on the MSCI AC World IndexSM due August    , 2014

Information about the Underlying Index

The MSCI AC World IndexSM

The MSCI AC World IndexSM is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed and emerging markets. As of August 2011, the MSCI AC World Index consisted of 45 country indices comprising 24 developed and 21 emerging market country indices. The developed market country indices included are: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. The emerging market country indices included are: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. For additional information about the MSCI AC World IndexSM, see the information set forth under “Description of Securities—The MSCI AC World IndexSM” in the accompanying preliminary pricing supplement.

License Agreement between MSCI and Morgan Stanley

“MSCI AC World IndexSM” is a service mark of MSCI and has been licensed for use by Morgan Stanley.  See “Description of Securities—License Agreement between MSCI and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The following table sets forth the published high and low closing values as well as the end-of-quarter closing values of the underlying index for each quarter in the period from January 1, 2006 through August 23, 2011.  The closing value of the underlying index on August 23, 2011 was 296.83.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical performance of the underlying index as an indication of its future performance, and no assurance can be given as to the price of the underlying index on the valuation date.
MSCI AC World IndexSM	High	Low	Period End
2006
First Quarter	331.47	309.95	329.79
Second Quarter	348.92	305.16	325.11
Third Quarter	338.91	310.51	338.28
Fourth Quarter	368.40	338.17	367.78
2007
First Quarter	381.93	357.31	375.30
Second Quarter	405.19	376.18	399.79
Third Quarter	414.66	366.99	411.92
Fourth Quarter	427.63	390.75	403.25
2008
First Quarter	403.26	348.54	363.99
Second Quarter	397.08	354.29	355.40
Third Quarter	352.56	290.10	294.79
Fourth Quarter	295.18	190.47	227.68
2009
First Quarter	235.81	172.70	202.04
Second Quarter	254.29	205.21	244.90
Third Quarter	291.22	234.39	287.23
Fourth Quarter	301.20	278.23	299.44
2010
First Quarter	347.83	324.03	343.64
Second Quarter	357.72	327.46	341.82
Third Quarter (through August 23, 2011)	347.39	290.17	296.83

August 2011	Page 15